FLORIDA DEPARTMENT OF STATE
Division of Corporations

November 9, 2006

DAN DINUR
DINUR & ASSOCIATES, P.C.
990 HAMMON DRIVE, STE. 760 ONE LAKESIDE
ATLANTA, GA 30328

RE: Document Number P05000139453

The Amended and Restated Articles of Incorporation for SEMORAN FINANCIAL CORPORATION, a Florida corporation, were filed on November 8, 2006.

The certification you requested is enclosed.

Should you have any questions concerning this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Sylvia Gilbert
Document Specialist
Division of Corporations

Letter Number: 506A00066107

P. O. BOX 6327 - Tallahassee, Florida 32314

State of Florida

Department of State

I certify the attached is a true and correct copy of the Amended and Restated Articles of Incorporation, filed on November 8, 2006, for SEMORAN FINANCIAL CORPORATION, a Florida corporation, as shown by the records of this office.

The document number of this corporation is P05000139453.

Given under my hand and the
Great Seal of the State of Florida
at Tallahassee, the Capitol, this the
Ninth day of November, 2006

Sue M. Cobb
Secretary of State

CR2EO22 (01-06)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SEMORAN FINANCIAL CORPORATION

       Pursuant to Sections 607.0821, 607.1005 and 607.1007 of the Florida Business Corporation Act, these Amended and Restated Articles of Incorporation of Semoran Financial Corporation (the "Corporation") were adopted by the Board of Directors on October 4, 2006.

ARTICLE I.

Name

       The name of the corporation, that satisfies the requirements of Section 607.0401 of the Florida Business Corporation Act, is SEMORAN FINANCIAL CORPORATION.

ARTICLE II.

Duration

       The Corporation shall exist perpetually, commencing October 11, 2005.

ARTICLE III.

Purpose

       The Corporation is organized for the following purpose or purposes:

       To act as a bank holding company and, to the extent permitted under applicable federal and state laws, now or hereafter existing, to engage in such business as related to banks and to bank holding companies and their activities;

       To acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge or otherwise dispose of shares, or voting trust certificates or depository receipts for shares, or capital stock or bonds, notes, debentures or other evidence of indebtedness, options, warrants or other securities issued by any other business of any lawful character, including, but not limited to, banks and other businesses providing goods or services related to banking;

       To acquire and hold other investment assets and to engage in any lawful activities related thereto;

       To acquire, own interest in, and otherwise participate in and exercise ownership rights in joint ventures, partnerships, limited partnerships, trusts, corporations, unincorporated associations and other entities for the furtherance of all corporate activities;

       To borrow and to lend money and to buy, sell, guarantee and otherwise deal in the obligations of others and conduct financing, brokerage, and discount and factoring businesses in connection with the foregoing or otherwise; and

       In general, to carry on any other lawful business whatsoever, and to have, enjoy and exercise all the rights, powers and privileges which are now or which may hereafter be conferred upon corporations organized under the Florida Business Corporation Act, as amended (the "Code").

ARTICLE IV.

Capital Stock

       The Corporation shall have authority to issue 30,000,000 shares of capital stock, which shall be divided into classes and shall have the following designations, preferences, limitations and relative rights:

       A.       Common Stock. One class shall consist of 25,000,000 shares of common stock, $.01 par value per share, designated "Common Stock."

              1.       The holders of Common Stock shall be entitled to elect the members of the Board of Directors of the Corporation;

              2.       Each record holder of Common Stock shall be entitled to one vote for each share held. Holders of Common Stock shall have no cumulative voting rights in any election of directors of the Corporation, but such holders shall be entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation.

              3.       Holders of Common Stock shall not have, as a matter of right, any preemptive or preferential right to subscribe for, purchase, receive or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes or other securities of the Corporation, whether or not convertible into shares of stock of the Corporation.

       B.       Preferred Stock. One class shall consist of 5,000,000 shares of preferred stock of no par value per share, designated "Preferred Stock." The Board of Directors of the Corporation shall be empowered to divide any and all shares of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors of the Corporation shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the following provisions of the shares of such series:

              (i)       the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors; and

              (ii)       whether shares of such series shall be redeemed, the annual rate and manner of payment of dividends payable on shares of such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative, and conditions upon which, and the date when, such dividends shall be accumulated on all shares of such series issued prior to the record date for the first dividend of such series; and

             (iii)       the time or times, if any, when the price or prices at which shares of such series shall be redeemable at the option of the holder or of the Corporation and the sinking fund provisions, if any, for the purchase or redemption of such shares; and

              (iv)       the amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether all or a portion is paid before any amount is paid on Common Stock; and

              (v)       the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; and

              (vi)       the voting rights, if any, and whether, full or limited, of the shares of such series, which may include no voting rights, one vote per share, or such higher number of votes per share as may be designated by the Board of Directors, if any; and

              (vii)       the preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes or other securities of the Corporation, whether or not convertible into shares of stock with the Corporation.

       Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinabove provided, all shares of Preferred Stock shall be identical, and each share of a series shall be identical in all respects with the other shares of the same series. When payment of the consideration for which shares of Preferred Stock are to be issued shall have been received by the Corporation, such shares shall be deemed to be fully paid and nonassessable.

       The Board of Directors of the Corporation shall have the power to reclassify any unissued shares of any series of Preferred Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, including but not limited to, but subject to the limitations described in, the above provisions.

       Any action by the Board of Directors of the Corporation in authorizing the issuance of Preferred Stock and fixing and determining the provisions thereof is hereby ratified and approved.

ARTICLE V.

Registered Office and Agent

       The street address of the registered office of the Corporation is 237 Fernwood Blvd., Suite 109, Winter Park, Florida 32730. The registered office of the Corporation is located in Seminole County. The registered agent of the Corporation at such office is Lloyd J. Weber.

ARTICLE VI.

Principal Office

       The street address and mailing address of the initial principal office of the Corporation is 380 East Highway 434, Caselberry, Florida 32707.

ARTICLE VII.

Directors

       A.       Except pursuant to the provisions of these Articles of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors adopted by no less than 66 2/3% of those directors voting in favor of such resolution; provided, however, that the number of directors fixed by the Board of Directors shall not be less than five or more than twenty-five (25).

       B.       The Board of Directors of the Corporation shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with the term of office of the first class of directors to expire at the annual meeting of shareholders to be held in 2008, the term of office of the second class of directors to expire at the annual meeting of shareholders to be held in 2009, and the term of office of the third class of directors to expire at the annual meeting of shareholders to be held in 2010, with each member of each class to hold office, until his successors are elected and qualified. At each annual meeting of shareholders, and except as otherwise fixed or pursuant to the provisions of these Articles of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the successors of the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

       C.       Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies occurring in the Board of Directors of the Corporation resulting from death, resignation, retirement or disqualification shall be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum of the Board of Directors, or by the sole remaining director, and, if not filled by action of the directors, may be filled by the shareholders at any meeting held during the existence of any such vacancy. If any vacancy shall occur among the directors by reason of the removal from office of a director, such vacancy shall be filled by the vote of two-thirds (2/3) of the outstanding shares of each class of stock entitled to vote in elections of directors. A director chosen to fill any vacancy shall hold office for the unexpired term of his or her predecessor in office. No decrease in the number of directors constituting the Board of Directors of the Corporation shall shorten the term of any incumbent director. Any increase or decrease in the number of directors shall be so apportioned among the classes of directors as to make all classes as nearly equal in number as possible.

       D.       Notwithstanding the foregoing provisions of this Article VII, any director whose term of office has expired shall continue to hold office until his successor shall be elected and qualified.

       E.       Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors of the Corporation, may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66 2/3% of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director.

       F.       Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least 66 2/3% of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of these Articles of Incorporation inconsistent with, this Article VII. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director.

ARTICLE VIII.

Acquisition Proposals

       A.       The Board of Directors of the Corporation, when evaluating any offer of another individual, firm, corporation or other entity ("Person") (i) to make a tender or exchange offer for any equity security of the Corporation, (ii) to merge or consolidate the Corporation with such other Person, or (iii) to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation (such offers individually referred to as an "Acquisition Proposal"), shall, in connection with the exercise of its business judgment in determining what is in the best interest of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation, the consideration being offered in the Acquisition Proposal in relation to the then-current market price of the Corporation's stock, but also in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the Corporation's Board of Directors' then-estimate of the future value of the Corporation as an independent entity, the social and economic effects on the employees, customers, suppliers, and other constituents of the Corporation and on the communities in which the Corporation operates or is located and the desirability of maintaining independence from any other business or business entity; provided, however, that this Article VIII shall be deemed solely to grant discretionary authority to the Corporation's Board of Directors and shall not be deemed to provide any constituency any right to be considered.

       B.       If the Corporation's Board of Directors determines that an Acquisition Proposal should be rejected, it may take any lawful action to accomplish its purpose including, without limitation, any or all of the following: advising the Corporation's shareholders not to accept the Acquisition Proposal, litigation against the offeror, filing complaints with governmental and regulatory authorities, acquiring the Corporation's securities, selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto, acquiring an unrelated entity to create an antitrust or other regulatory problem for the offeror and soliciting a more favorable offer from another individual or entity.

       C.       No amendment to these Articles of Incorporation shall amend, alter, change or repeal any of the provisions of this Article VIII, unless such amendment, in addition to receiving any shareholder vote or consent required by law, shall receive the affirmative vote or consent of the holders of three-fourths (3/4) of the outstanding shares of each class of stock of the Corporation entitled to vote in elections of directors.

ARTICLE IX.

Limitation of Director Liability

       No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that to the extent required by applicable law, this Article shall not eliminate or limit the liability of a director (i) for a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) for any transaction from which the director derived an improper personal benefit, (iii) for unlawful distributions to shareholders of the Corporation in violation of Section 607.06401 of the Florida Business Corporation Act, or (iv) for willful misconduct or a conscious disregard for the best interests of the Corporation in a proceeding by or in the right of the Corporation to procure judgment in its favor or in a proceeding by or in the right of a shareholder. If applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law, as amended. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X.

Amendment of Articles of Incorporation

       Except as otherwise specifically provided herein, these Articles of Incorporation may be amended, altered, changed or repealed only by the affirmative vote or consent of the holders of more than 50% of the shares of each class of stock of the Corporation entitled to vote in elections of directors.

ARTICLE XI.

Validity of Remaining Provisions

       Should any provision of these Articles of Incorporation, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of these Articles of Incorporation shall remain valid and fully enforceable.

       IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on November 6, 2006.

/S/ Malcolm S. MacDiarmid
Malcolm s. MacDiarmid, President

CERTIFICATE

       The foregoing Amended and Restated Articles of Incorporation were adopted by the directors of the Corporation on October 4, 2006, pursuant to Sections 607.1002 and 607.1005 of the Florida Business Corporation Act.

       IN WITNESS WHEREOF, the undersigned Chairman and Chief Executive Officer of this Corporation has executed these Amended and Restated Articles of Incorporation on the 6th day of November, 2006.

SEMORAN FINANCIAL CORPORATION

By: /S/ Malcolm S. MacDiarmid
Malcolm S. MacDiarmid, President

STATE OF FLORIDA

COUNTY OF SEMINOLE

       The foregoing instrument was acknowledged before me this 6th day of November, 2006, by Malcolm S. MacDiarmid as President for Semoran Financial Corporation.

/S/ Albert R. Cook Printed Name: Notary, State of Florida

Personally Known [X] or Produced Identification [ ]

Type of Identification Produced ______________________

The date of each amendment(s) adoption: October 4, 2006

Effective date if applicable: October 4, 2006

Adoption of Amendment(s) (CHECK ONE)
[ ]	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.
[ ]

The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

"The number of votes cast for the amendment(s) was/were sufficient for approval by __________________."
                                             (voting group)

[x]	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.
[ ]	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature Signature on last page of attached Amended and Restated Articles
                     (By a director, president or other officer - if directors or officers have not been selected, by an incorporator - in the hands of a receiver, trustee, or other court appointed fiduciary, by that fiduciary)

Malcolm S. MacDiarmid
(typed or printed name of person signing)

President
(Title of person signing)

FILING FEE: $35